NEWS RELEASE

Attention: Financial Editors                      Stock Symbol: PGF.UN, TSE/PGH, NYSE

PENGROWTH ENERGY TRUST ANNOUNCES PROPOSED RECLASSIFICATION OF TRUST UNIT CAPITAL

(Calgary, March 26, 2004) /CNW/ — Pengrowth Corporation (the “Corporation”), administrator of Pengrowth Energy Trust (“Pengrowth”), announced today that it will seek unitholder approval on April 22nd, 2004 to reclassify the existing Trust Units of Pengrowth as Class A Trust Units and Class B Trust Units. These amendments will enhance the provisions of the Trust Indenture regulating non-resident ownership of Trust Units to ensure that Pengrowth continues to maintain its mutual fund trust status. Amendments to the Trust Indenture facilitating the reclassification have been proposed in the Information Circular of Pengrowth and the Corporation dated March 15th, 2004 and are subject to regulatory approval by the Toronto Stock Exchange and the New York Stock Exchange.

The Class A and Class B Trust Units will both have the same rights as the existing Trust Units to vote, obtain distributions and participate in the assets of the Pengrowth upon the wind-up or dissolution of Pengrowth. However, ownership of Class B Trust Units will be restricted to Canadian residents while the Class A Trust Units will not be subject to any restriction on ownership. The amendments to the Trust Indenture will also provide that the number of Class B Trust Units must at all times (with the exception of the implementation period) exceed the number of outstanding Class A Trust Units.

The reclassification of the capital of Pengrowth will enable Pengrowth to ensure that the ownership requirements of the Income Tax Act (Canada) are satisfied, and that Pengrowth’s mutual fund trust status is maintained, while permitting a continuing active market in both the Class A Trust Units and the Class B Trust Units. Future equity issues of both classes of Trust Units will be possible, including the offering of Class A Trust Units to US residents.

Pengrowth has anticipated the foreign ownership policy of the federal government suggested by amendments to the Income Tax Act (Canada) proposed in the March 23, 2004 budget by proposing a framework for present and continuing compliance with mutual fund trust requirements.

The most recent ADP Report received by Pengrowth indicated that approximately 53% of the Trust Units were held by non-residents of Canada and that ownership of trust units by non-residents exceeded 50% on March 23, 2004. Upon completion of a Canadian bought deal equity issue of 10,900,000 Trust Units on that date, the level of non-resident ownership was likely reduced below 50%. In making residency determinations, Pengrowth has relied upon ADP Reports (automatic data processing reports to show geographical locations of beneficial owners of Trust Units) as the best available information about the residency of holders of Trust Units. There are uncertainties in the ADP Reports and the level of foreign ownership can vary from day to day through trading on both the Toronto and New York Stock Exchanges.

Terms of the Class A and Class B Trust Units

The proposed terms of the Class A and Class B Trust Units are as follows:

Class A Trust Units

•	are not subject to any residency restriction;

•	will trade on both the Toronto Stock Exchange and the New York Stock Exchange;

•	may be exchanged by a holder at any time for Class B Trust Units provided that the holder is a resident of Canada and provides a suitable residency declaration;

•	have identical rights to voting, distributions and assets of Pengrowth on a wind-up to the Class B Trust Units (will not vote separately as a class); however, the quorum requirement for voting at meetings will be 6% of the holders of Class A Trust Units entitled to attend and vote in person or by proxy; and

•	will be subject to a restriction on the number to be issued such that the total number of issued and outstanding Class A Trust Units will not exceed 99% of the number of issued and outstanding Class B Trust Units (subject to the transitional provisions discussed below).

Class B Trust Units

•	may not be held by non-residents of Canada;

•	will trade only on the Toronto Stock Exchange;

•	may be exchanged by a holder for Class A Trust Units, provided that the number of outstanding Class A Trust Units does not exceed 99% of the number of outstanding Class B Trust Units; and

•	have identical rights to voting, distributions and assets of Pengrowth on a wind-up to the Class A Trust Units (will not vote separately as a class); however, the quorum requirement for voting at meetings will be 5% of the holders of Class B Trust Units entitled to attend and vote in person or by proxy.

Implementation of the Reclassification

Upon receipt of Unitholder approval, necessary regulatory approvals including the approval of the TSX for the listing of the Class A Trust Units and the Class B Trust Units and the approval of the NYSE for the listing of the Class A Trust Units, Pengrowth will set an effective date for the reclassification of the current Trust Units as Class A Trust Units and Class B Trust Units. On the effective date all outstanding Trust Units will be redesignated as Class B Trust Units. Immediately thereafter, all Class B Trust Units that are held by non-residents will be deemed to be exchanged for Class A Trust Units.

The Board of Directors of the Corporation is of the view that the reclassification can be accomplished without adverse tax consequences to Trust Unitholders resident either in Canada or in the United States.

If the level of non-resident ownership of Trust Units should exceed 49.75% on the effective date of the reclassification, the Board of Directors of Pengrowth intends to pursue various actions to bring Pengrowth into compliance with the amended Trust Indenture, including an equity issue of Class B Trust Units to Canadian residents, an issuer bid for Class A Trust Units and other possibilities as outlined in Pengrowth’s March 15, 2004 Information Circular.

The reclassification of the capital of Pengrowth Energy Trust will enable Pengrowth Energy Trust, in cooperation with the transfer agent and intermediaries, to control non-resident ownership. The Board of Directors of Pengrowth has recommended the reclassification over other alternatives, including registration systems adopted by Canadian banks, telecommunications companies and others or delisting from the New York Stock Exchange.

Further information regarding the reclassification is contained in the Information Circular of Pengrowth Energy Trust and the Corporation dated March 15, 2004, which is available on the SEDAR website at www.sedar.com.

Pengrowth is seeking advice regarding the impact of changes to the treatment of withholding tax on distributions for non-residents.

This news release contains certain forward-looking statements, which are based on Pengrowth’s current internal expectations, estimates, projections, assumptions and beliefs. Some of the forward-looking statements may be identified by words such as “expects”, “anticipates”, “believes”, “projects”, “plans” and similar expressions. These statements are not guarantees of future performance and involve a number of risks and uncertainties. Such forward-looking statements necessarily involve known and unknown risks and uncertainties, which may cause Pengrowth’s actual performance and financial results in future periods to differ materially from any projections of future performance or results expressed or implied by such forward-looking statements. These risks and uncertainties include, among other things, changes in general economic, market and business conditions; changes or fluctuations in production levels, commodity prices, currency exchange rates, capital expenditures, reserves or reserves estimates and debt service requirements; changes to legislation, investment eligibility or investment criteria; Pengrowth’s ability to comply with current and future environmental or other laws; Pengrowth’s success at acquisition, exploitation and development of reserves; actions by governmental or regulatory authorities including increasing taxes, changes in investment or other regulations; and the occurrence of unexpected events involved in the operation and development of oil and gas properties. Many of these risks and uncertainties are described in Pengrowth’s 2003 Annual Information Form and Pengrowth’s Management’s Discussion and Analysis and in the press release dated March 1, 2004 of Pengrowth Energy Trust’s fiscal 2003 results and year end reserves. Readers are also referred to risk factors described in other documents Pengrowth files with the Canadian and U.S. securities authorities. Copies of these documents are available without charge from Pengrowth. Pengrowth disclaims any responsibility to update these forward-looking statements.

PENGROWTH CORPORATION
James S. Kinnear, President

For further information about Pengrowth, please visit our website www.pengrowth.com or contact:

Investor Relations, Calgary E-mail: investorrelations@pengrowth.com
Telephone: (403) 233-0224 Toll Free: 1-800-223-4122 Facsimile: (403) 294-0051

Sally Elliott, Investor Relations, Toronto E-mail: sallye@pengrowth.com
Telephone: (416) 362-1748 Toll Free: 1-888-744-1111 Facsimile: (416) 362-8191